Exhibit 99.1

July 24, 2008                                                                                        Steven F. Nicola
        CFO, Secretary & Treasurer
        412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
THIRD QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JULY 24, 2008 - Matthews International Corporation (NASDAQ: MATW) today announced earnings for the third fiscal quarter ended June 30, 2008.  Net income for the quarter was $21,378,000 versus $12,029,000 for the same quarter last year.  Earnings per share for the third quarter of fiscal 2008 were $0.69 compared to $0.38 a year ago.  The third quarter a year ago included one-time charges of $0.21 per share, principally related to the resolution of employment agreements from the acquisition of Milso Industries (acquired in July 2005) and cost structure initiatives in several of the Company’s segments.  Sales in the fiscal 2008 third quarter were $219,270,000 versus $185,477,000 in the fiscal 2007 third quarter.  A portion of the consolidated sales increase for the current quarter reflected the Company’s acquisition of a 78% interest in Saueressig GmbH & Co. KG in May 2008.

Net income for the nine months ended June 30, 2008 was $59,092,000 versus $44,501,000 for the nine months ended June 30, 2007.  Earnings per share for the first nine months of fiscal 2008 were $1.90, compared to $1.40 for the first nine months a year ago.  Year-to-date fiscal 2008 earnings included the favorable effect of a one-time adjustment (recorded in the fiscal 2008 first quarter) of $0.06 per share to income tax expense. This adjustment represented the impact on deferred income taxes resulting from certain income tax rate reductions in Europe.  The results for the first nine months last year included one-time charges of $0.25 per share, principally related to the resolution of employment agreements from the acquisition of Milso and cost structure initiatives in several of the Company’s segments.  Sales for the first nine months of fiscal 2008 were $599,445,000 versus $563,880,000 for the first nine months of fiscal 2007.

Matthews International Corporation                             2 of 4                                                                                                                                 July 24, 2008

In discussing the financial results for the quarter and first nine months of the fiscal year, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

 “For the quarter ended June 30, 2008, five of our six operating segments reported increased profitability on higher sales.  Each of our Memorialization businesses performed well despite increased commodity costs, reflecting the benefit of higher sales.  Higher volume and higher average selling prices favorably impacted sales in the Casket segment.  The segment’s higher average selling prices were partially attributable to a change in channel mix as a result of its shift to direct distribution.  Bronze segment sales also improved for the quarter reflecting an increase in selling prices compared to a year ago.  Improved operating results in the Cremation segment were principally due to higher sales of cremation equipment and related services.”

“In the Brand Solutions businesses, the Graphics Imaging and Merchandising Solutions segments reported improved operating results compared to the third quarter a year ago.  In general, our European Graphics Imaging businesses performed well, particularly in our existing German businesses, and the U.S. operations continued to improve.  The U.K. operation also reported improved operating results reflecting the benefit of last year’s cost structure initiatives.  The year-over-year increase in the operating profit of the Graphics Imaging segment also reflected the absence of one-time charges in connection with various cost structure changes last year.  We continue to be encouraged by the recent improvements in the Merchandising Solutions profitability as their current year operating profit as a percent of sales was 9.0% on a year-to-date basis compared to 7.4% a year ago.  The Marking Products segment also reported an increase in sales for the 2008 third quarter compared to a year ago, principally as a result of its Chinese acquisition in June last year.  The segment’s operating profit declined, however, reflecting the continued weakness in the U.S. economy.”

Mr. Bartolacci further stated, “Based on our current operating projections, we are expecting earnings per share for our fiscal 2008 fourth quarter in the range of $0.64 to $0.66 per share.  This range excludes the impact of unusual items.  Excluding the impact of unusual items from the fourth quarter last year, this range represents an increase of 14% to 18% over the prior year and would result in earnings per share (excluding unusual items) within our 12% to 15% growth target for fiscal 2008.  We continue to remain cautious in the near term as the U.S. economy continues to be challenging and with the ongoing volatility in the commodity markets, specifically for copper, steel and fuel.”

Matthews International Corporation                             3 of 4                                                                                                                                 July 24, 2008

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.06 per share on the Company’s common stock for the quarter ended June 30, 2008.  The dividend is payable August 18, 2008 to stockholders of record August 4, 2008.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking products, and merchandising solutions. The Company's products and services include cast bronze memorials and other memorialization products;
caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management, printing plates, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                             4 of 4                                                                                                                                 July 24, 2008

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Nine Months Ended
	6/30/08	6/30/07	6/30/08	6/30/07
Sales	$219,270	$185,477	$599,445	$563,880
Operating Profit	36,734	21,129	97,904	76,958
Income before Taxes	33,571	19,277	90,811	71,315
Income Taxes	12,193	7,248	31,719	26,814
Net Income	$21,378	$12,029	$59,092	$44,501
Earnings per Share *	$0.69	$0.38	$1.90	$1.40
Weighted Average Shares	31,041,113	31,715,590	31,085,134	31,853,637

*
Earnings per share for the nine months ended June 30, 2008 included a one-time tax benefit of $0.06 per share, which was recorded in the fiscal 2008 first quarter.  Earnings per share for the quarter and nine months ended June 30, 2007 included special charges of $0.21 per share and $0.25 per share, respectively.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.